                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                               TRIMAS COMPANY LLC

                                    ("Buyer")



                     THE SHAREHOLDERS AND OPTION HOLDERS OF
                           HIGHLAND GROUP CORPORATION

                                   ("Sellers")

                                       AND



                              FNL MANAGEMENT CORP.

                                    ("Sellers
                                Representative")







                                FEBRUARY 21, 2003

                                TABLE OF CONTENTS

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ARTICLE 1  Definitions......................................................................1
           1.1 Definitions..................................................................1
           1.2 Accounting Terms.............................................................1

ARTICLE 2  Purchase and Sale................................................................1
           2.1 Purchase and Sale............................................................1
           2.2 Purchase Price...............................................................1
           2.3 Certain Definitions..........................................................2
                    2.3.1 Working Capital...................................................2
                    2.3.2 Closing Working Capital...........................................2
                    2.3.3 Working Capital Target............................................2
           2.4 Payment of Purchase Price....................................................2
           2.5 Post-Closing Adjustment......................................................2
                    2.5.1 Closing Balance Sheet Preparation.................................2
                    2.5.2 Closing Balance Sheet Review......................................3
                    2.5.3 Closing Balance Sheet Dispute Resolution..........................3
                    2.5.4 Pre-Closing Taxes Schedule........................................3
                    2.5.5 Final Balance Sheet and Adjustment................................4
                    2.5.6 Adjustment of Purchase Price......................................4
           2.6 Allocation of Purchase Price.................................................5

ARTICLE 3  Sellers' Representations and Warranties Concerning the Transaction...............5
           3.1 Authority and Capacity.......................................................5
           3.2 Ownership of Securities......................................................5
           3.3 Execution and Delivery; Enforceability.......................................6
           3.4 Noncontravention.............................................................6
           3.5 Brokerage....................................................................6

ARTICLE 4  Sellers' Representations and Warranties Concerning the Company...................6
           4.1 Organization and Good Standing...............................................6
           4.2 Capital Stock................................................................7
           4.3 Other Ventures...............................................................7
           4.4 Noncontravention.............................................................7
           4.5 Financial Statements.........................................................7
           4.6 Absence of Certain Changes or Events.........................................8
           4.7 Taxes........................................................................9
           4.8 Employees...................................................................10
           4.9 Employee Benefit Plans and Other Compensation Arrangements..................10
           4.10 Environmental, Health and Safety Matters...................................11
           4.11 Permits; Compliance with Laws..............................................13
           4.12 Real and Personal Properties...............................................14
           4.13 Accounts Receivable........................................................14
           4.14 Inventories................................................................15
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           4.15 Intellectual Properties....................................................15
           4.16 Contracts..................................................................15
           4.17 Litigation.................................................................16
           4.18 Product Warranty...........................................................16
           4.19 Brokerage..................................................................17
           4.20 Relations with Material Suppliers and Material Customers...................17
           4.21 Absence of Unlawful Payments...............................................17
           4.22 Scope of Insurance Coverage, Good Standing of Policies and Absence of
                    Uninsured Claims.......................................................17
           4.23 Indebtedness...............................................................17
           4.24 Disclaimer.................................................................17

ARTICLE 5  Representations and Warranties of Buyer.........................................18
           5.1 Organization; Authorization.................................................18
           5.2 Execution and Delivery; Enforceability......................................18
           5.3 Governmental Authorities; Consents..........................................18
           5.4 Brokerage...................................................................18
           5.5 Investment Intent; Restricted Securities....................................18
           5.6 Financing...................................................................19
           5.7 No Known Inaccuracies or Breaches...........................................19

ARTICLE 6  Closing Deliveries..............................................................19
           6.1 Sellers' Closing Deliveries.................................................19
           6.2 Buyer's Closing Deliveries..................................................20

ARTICLE 7  The Closing.....................................................................20

ARTICLE 8  Additional Covenants and Agreements.............................................21
           8.1 Covenants...................................................................21
                    8.1.1 Publicity........................................................21
                    8.1.2 Expenses.........................................................21
                    8.1.3 No Assignments...................................................21
                    8.1.4 Access by Sellers................................................21
                    8.1.5 Continuation of Indemnification..................................21
                    8.1.6 Sellers' Representative..........................................22
                    8.1.7 Section 338 Election.............................................23
                    8.1.8 Return of Tax Benefits; Section 280G Indemnity...................23
                    8.1.9 Tax Matters......................................................23
                    8.1.10 Assistance......................................................24
                    8.1.11 Repayment of Cash...............................................24

ARTICLE 9  Indemnification.................................................................25
           9.1 Indemnification of Buyer....................................................25
           9.2 Limitations on Indemnification of Buyer Indemnitees.........................25
           9.3 Indemnification of Sellers..................................................27
           9.4 Limitations on Indemnification of Sellers...................................27
           9.5 Procedures Relating to Indemnification......................................28
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                                      -ii-
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           9.6 Limitation of Remedies......................................................30

ARTICLE 10 Certain Definitions.............................................................30

ARTICLE 11 Construction; Miscellaneous Provisions..........................................34
           11.1 Notices....................................................................34
           11.2 Entire Agreement...........................................................35
           11.3 Modification...............................................................36
           11.4 Mediation, Jurisdiction and Venue..........................................36
                    11.4.1 Mandatory Mediation.............................................36
                    11.4.2 Jurisdiction and Venue..........................................36
           11.5 Binding Effect.............................................................36
           11.6 Headings...................................................................36
           11.7 Number and Gender; Inclusion...............................................36
           11.8 Counterparts...............................................................37
           11.9 Third Parties..............................................................37
           11.10 Schedules and Exhibits....................................................37
           11.11 Time Periods..............................................................37
           11.12 Governing Law.............................................................37
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Sellers' Disclosure Schedule --   Exceptions to Representations and Warranties
                                  of Sellers Concerning the Transaction and the
                                  Company
Exhibit A - Form of Employment Agreement between the Company and Executive

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of the 21st day of February, 2003, by and among TriMas Company LLC, a Delaware limited liability company, as purchaser ("Buyer"), each of the Persons identified on
Schedule 4.2 (each, a "Seller," and collectively, the "Sellers") and FNL Management Corp, an Ohio corporation, as Sellers' Representative (as defined herein) and as attorney-in-fact for the Option Holders (as defined herein).

                                    RECITALS:
                                    ---------

      A. Sellers own, in the aggregate, all of the issued and outstanding shares of capital stock (as more particularly defined herein, the "Shares") of Highland Group Corporation, an Ohio corporation (the "Company"), and all of the issued and outstanding options to purchase shares of capital stock of the Company (as more particularly defined herein, the "Stock Options");

      B. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares and Buyer and Sellers further desire that the Stock Options be terminated, upon and subject to the terms and conditions set forth in this Agreement.

     Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Sellers hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.

     1.2 Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP.

                                   ARTICLE 2
                                PURCHASE AND SALE

     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from each Seller, all of such Seller's right, title and interest in and to all of the Shares owned by such Seller, as more specifically identified on Schedule 4.2 (as to each Seller, respectively, the "Seller's Respective Securities").

     2.2 Purchase Price. The aggregate purchase price for all of the Shares (the "Purchase Price") shall be an amount equal to:

         (a) Seventy Million Five Hundred Thousand and 00/100 Dollars ($70,500,000) (the "Enterprise Value"), subject to adjustment pursuant to
     Section 2.5.6
     for any differences between the Closing Working Capital and the Working Capital Target;

         (b) plus forty percent (40%) of the amount to be paid immediately prior to the Closing by the Company for transaction bonuses listed on Schedule 2.2(b);

         (c) plus an amount equal to forty percent (40%) of the Option Spread (the amounts referred to Sections 2.2(b) and 2.2(c), collectively, the "Tax Benefits");

provided, however, that the Tax Benefits may be subject to reimbursement to Buyer as provided in Section 8.1.9.

     2.3 Certain Definitions.

         2.3.1 Working Capital. "Working Capital" of the Company is defined, and shall be calculated in accordance with the formula set forth, on Schedule 2.3.1.

         2.3.2 Closing Working Capital. "Closing Working Capital" means the Working Capital of the Company as shown on the face of the Final Closing Balance Sheet.

         2.3.3 Working Capital Target. "Working Capital Target" means
$13,987,200.

     2.4 Payment of Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay and deliver the Purchase Price to Sellers by means of a wire transfer of immediately available cash funds to an account or accounts as directed by Sellers' Representative (the "Sellers' Account").

     2.5 Post-Closing Adjustment.

         2.5.1 Closing Balance Sheet Preparation. Within forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and shall deliver to Sellers' Representative a balance sheet of the Company (the "Preliminary Closing Balance Sheet") and, based on the Closing Working Capital as derived therefrom, Buyer's written calculation of any difference between the Closing Working Capital and Working Capital Target (the "Preliminary Post-Closing Adjustment"). The Preliminary Closing Balance Sheet shall be prepared as of the close of business of the Company on the Closing Date; provided, however, that the preparation of the Preliminary Closing Balance Sheet shall entirely disregard any and all effects on the assets or liabilities of the Company of any financing or refinancing arrangements entered into by Buyer at any time at or after the Closing Date or any other transactions entered into by Buyer in effecting the consummation of the transactions contemplated hereby, and the Preliminary Closing Balance Sheet shall be prepared in accordance with Schedule 2.3.1 hereto and on a basis consistent with, and using the same accounting methods, policies, practices and procedures as employed in the preparation of the Company's internal monthly financial statements, except that the Closing Balance Sheet need only reflect those assets and liabilities of the Company necessary to calculate the Closing Working Capital in accordance with the terms of Sections
2.3.1 and 2.3.2. In preparing the Preliminary Closing Balance Sheet, (i) it shall be assumed that the Company and each of its lines of business shall be continued as a going concern, and (ii) there shall not be taken into account any of the plans, transactions or changes which Buyer intends to initiate or make or cause to be initiated or made at or after the Closing Date with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation of the Company to pay the Purchase Price hereunder.

         2.5.2 Closing Balance Sheet Review. Sellers' Representative shall review the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment and, if Sellers' Representative reasonably believes that either was not prepared in accordance with the requirements of Sections 2.3.1 and 2.5.1, Sellers' Representative shall so notify Buyer no later than the 30th day after Sellers' Representative's receipt thereof, setting forth in such notice Sellers' Representative's objection or objections to the Preliminary Closing Balance Sheet or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Sellers' Representative claims are required to be made thereto in order to conform the same to the requirements of Sections 2.3.1 and 2.5.1. Buyer shall cause the books and records of the Company to be made available during normal business hours to Sellers' accountants, attorneys and other representatives (including Sellers' Representative) to facilitate such review upon reasonable prior request, and shall cause the necessary personnel of the Company to assist such representatives in their review of the Preliminary Closing Balance Sheet. Any notice of objection delivered pursuant to this Section 2.5.2 shall specify in reasonable detail the nature of any disagreement so asserted, which disagreement shall not relate to the accounting methods, policies, practices or procedures underlying the Preliminary Closing Balance Sheet so long as such accounting methods, policies, practices and procedures are consistent with those used in preparing Schedule 2.3.1.

         2.5.3 Closing Balance Sheet Dispute Resolution. If Sellers' Representative timely notifies Buyer in accordance with Section 2.5.2 of an objection by Sellers' Representative to the Preliminary Closing Balance Sheet or the Preliminary Post-Closing Adjustment, and if Buyer and Sellers' Representative are unable otherwise to resolve such dispute within fifteen (15) days after Sellers' Representative's delivery of such notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, the firm of Deloitte & Touche or such other accounting firm of national reputation as shall be mutually acceptable to Buyer and Sellers' Representative (the "Independent Accountants"). The Independent Accountants shall determine and report in writing to Buyer and Sellers' Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, Sellers, and their respective Affiliates. The fees and disbursements of the Independent Accountants shall be shared equally by Buyer on the one hand, and Sellers, collectively, on the other hand.

         2.5.4 Pre-Closing Taxes Schedule. Within forty-five (45) days after the Closing, the Sellers shall cause the Sellers' Representative to prepare and deliver to Buyer Schedule 2.5.4 which shall set forth the amount of Taxes with respect to income that are unpaid and payable by the Company or that are overpaid and refundable to the Company (solely to the extent such overpayment and refund are not attributable to the Tax Benefits), for Tax periods through and including the Closing Date including (on a pro rata basis) any such periods beginning before the Closing Date and ending after the Closing Date (the "Pre-Closing Taxes"). The Buyer shall review Schedule 2.5.4 and, if Buyer does not object to the calculations set forth on Schedule 2.5.4 within thirty (30) days of its receipt thereof, the Pre-Closing Taxes shall be either paid to the Buyer by the Sellers or paid to the Sellers' Representative for the benefit of the Sellers, as the case may be, as set forth in Section 2.5.6(b). If the Buyer files a timely objection to the Sellers' preparation of Schedule 2.5.4 and the amount of the Pre-Closing Taxes, specifying the changes and adjustments which Buyer claims are required to Schedule 2.5.4 and to the amount of the Pre-Closing Taxes, and Buyer and Sellers' Representative are unable otherwise to resolve such dispute within fifteen (15) days after Buyer's delivery of such notice of objection, then any such dispute shall be resolved pursuant to the provisions of
Section 2.5.3 hereof. Buyer shall cause the books and records of the Company to be made available during normal business hours to Sellers' Representatives and its accountants, attorneys and other representatives to facilitate the calculation of the Pre-Closing Taxes, and, upon reasonable prior request shall cause the necessary personnel of the Company to assist in the calculation of the Pre-Closing Taxes.

         2.5.5 Final Balance Sheet and Adjustment The Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment shall become the "Final Closing Balance Sheet" and the "Final Post-Closing Adjustment," respectively, and as such shall become final, binding and conclusive upon Buyer, Sellers and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

               (i) the mutual acceptance by Buyer and Sellers' Representative of the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Sellers' Representative and consented to by Buyer;

               (ii) the expiration of thirty (30) days after Sellers' Representative's receipt of the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment, respectively, without timely objection thereto by Sellers' Representative in accordance with Section 2.5.2; or

               (iii) the delivery to Buyer and Sellers' Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.5.3.

         2.5.6 Adjustment of Purchase Price.

         (a) If the Closing Working Capital, as finally determined in accordance with this Section 2.5, is greater than the Working Capital Target, then the Buyer shall pay the amount of such difference to Sellers' Representative for the benefit of the Sellers by means of a wire transfer of immediately available funds to the Sellers' Account, and if less than the Working Capital Target, Sellers, in accordance with the allocations set forth on
     Schedule 2.6, shall pay the amount of such difference to the Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer. The Final Post-Closing Adjustment, if any, shall be due and payable pursuant to this Section 2.5.6 no later than ten (10) days after the Preliminary Closing Balance Sheet and the

     Preliminary Post-Closing Adjustment become the Final Closing Balance Sheet and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.5.5.

         (b) If Schedule 2.5.4 as determined in accordance with the procedures set forth in Section 2.5.4 shows that Pre-Closing Taxes are payable to the Tax authorities, then the Sellers' Representative, on behalf of the Sellers, shall pay such amount of Pre-Closing Taxes to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer. If Schedule 2.5.4 as determined in accordance with the procedures set forth in Section 2.5.4 shows that the Company is entitled to a tax refund in the amount of the Pre-Closing Taxes, then Buyer shall pay the amount of such Pre-Closing Taxes to Sellers' Representative for the benefit of the Seller by means of a wire transfer of immediately available funds to the Sellers' Account. Pre-Closing Taxes, if any, shall be due and payable pursuant to this Section 2.5.6(b) no later than ten (10) days after
     Schedule 2.5.4 is finalized and agreed to pursuant to Section 2.5.4.

     2.6 Allocation of Purchase Price. Payment by Buyer of the Purchase Price into the Sellers' Account shall constitute payment by Buyer to each Seller and satisfaction of Buyer's obligation to pay such amount hereunder, and Sellers' Representative shall be solely responsible for allocating and distributing to each Seller such Seller's respective share of the Purchase Price from the Sellers' Account. The Purchase Price shall be allocated among the respective Sellers in accordance with the provisions of Schedule 2.6, and any collective obligations of Sellers, including, without limitation, payment of transaction fees and expenses, shall be allocated among the respective Sellers in accordance with the provisions of Schedule 2.6. The portion of the Purchase Price allocated to each Seller shall be paid and distributed to such Seller in cash or its equivalent by means of a wire transfer of immediately available funds to an account designated by such Seller to Sellers' Representative prior to the Closing. At the Closing, Sellers' Representative may withhold from the proceeds otherwise distributable to each Seller hereunder, and pay, such Seller's pro-rata portion of any fees or expenses incurred by or on behalf of the Sellers in connection with the transactions contemplated hereby.

                                   ARTICLE 3
       SELLERS' REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

     Each Seller severally represents and warrants to Buyer that, except as set forth on the Sellers' Disclosure Schedule, annexed hereto and made a part hereof, the following statements contained in this Article 3 are true and correct with respect to such Seller. No Seller makes any representation or warranty as to the following matters with respect to any other Seller.

     3.1 Authority and Capacity. Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement and consummate the transactions contemplated herein.

     3.2 Ownership of Securities. Seller owns all of such Seller's Respective Securities free and clear of all Liens. Seller is the record and beneficial owner of such Seller's Respective Securities, has full power, right and authority, and, except for the applicable requirements of the HSR Act, any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver Seller's Respective Securities to Buyer, and has good and valid title to such Seller's Respective Securities. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, Buyer will acquire good and marketable title to the Shares, free and clear of all Liens other than those created by Buyer, if any.

     3.3 Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity.

     3.4 Noncontravention. Other than restrictions arising under the Company's charter documents or Shareholders' Agreement which are referred to in the last sentence of this Section 3.4, (i) Seller is not required to submit any notice, report or other filing with any governmental authority in connection with Seller's execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith, and (ii) such execution, delivery and performance will not violate any applicable Law or any provision of the organizational documents applicable to Seller and will not result in a breach or violation of, or constitute a default or result in the creation of a Lien on the Shares under, or give rise to a right of any party to accelerate, any agreement, instrument or indenture evidencing Indebtedness or similar obligations to which Seller is a party or by which any assets of Sellers are bound, and (iii) no consent, approval or authorization of any governmental authority or any other Person is required to be obtained by Seller in connection with Seller's execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith. At or prior to the date hereof, all actions necessary under the Company's charter documents and Shareholders' Agreement, and all actions necessary for the execution, delivery and performance of this Agreement have been taken.

     3.5 Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for McDonald Investments Inc., whose fees and expenses will be paid by Sellers.

                                   ARTICLE 4
         SELLERS' REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

     Each Seller severally represents and warrants to Buyer that, except as set forth on the Sellers' Disclosure Schedule, annexed hereto and made a part hereof, the following statements contained in this Article 4 are true and correct.

     4.1 Organization and Good Standing. The Company is a corporation organized, validly existing and in good standing under the laws of Ohio. The Company has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.
Schedule 4.1 sets forth a true and complete list of (i) all jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation, (ii) all directors and officers of the Company, (iii) all bank, payroll and securities brokerage accounts of the Company and all authorized signers for each such account, and (iv) all powers of attorney granted by the Company to any third party that are currently in effect.

     4.2 Capital Stock. The Company has the authority to issue a total of Two Thousand (2,000) common shares, without par value. Of such authorized shares, a total of One Thousand (1,000) common shares, without par value, are issued and outstanding (each, a "Share," and collectively, the "Shares") and are owned of record by the Sellers in the respective amounts set forth on Schedule 4.2. In addition, prior to the transactions contemplated in Section 6.1(ii), Fifty-Three and 24/100ths (53.24) Stock Options for common shares are owned by the Sellers named on, and in the respective amounts set forth on, Schedule 4.2. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with (and since issuance, have not been transferred except in compliance with) all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. Except for the Stock Options or as set forth in the Company's charter documents or Shareholders' Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company, and there does not exist nor is there outstanding any right, security, or other agreement granted to, issued to, or entered into with, any Person to cause the Company to issue or sell any shares of capital stock of the Company to any Person (including any warrant, option, call, preemptive right, convertible debt obligation, subscription for stock or securities convertible into stock of the Company). All of the Stock Options are fully vested. All of the Stock Options shall be settled or terminated as of the Closing with funds available to the Sellers or to the Company, and evidence thereof delivered to Buyer, pursuant to and in accordance with the terms of
Section 6.1(ii) hereof. The Company has not purchased any of its capital stock within the last twelve (12) months of the date hereof.

     4.3 Other Ventures. The Company neither owns of record nor beneficially, any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture.

     4.4 Noncontravention. The execution, delivery and performance of this Agreement by Sellers and consummation by the Sellers and the Company of the transactions contemplated hereby and compliance by Sellers and the Company with any provisions hereof will not violate any applicable Law or any provision of the Certificate of Incorporation or the Code of Regulations of the Company and will not result in a breach or violation of, or constitute a default or result in the creation of a Lien under, or give rise to a right of any party to accelerate, modify or terminate, any Material Contract.

     4.5 Financial Statements. Schedule 4.5 sets forth true and complete copies of the audited and consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2000, December 31, 2001, and December 31, 2002 (collectively, the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company as of the date indicated and the results of its operations for the period then ended. The balance sheet of the Company as of December 31, 2002, which is included in Schedule 4.5 is herein referred to as the "Acquisition Balance Sheet."

     4.6 Absence of Certain Changes or Events. Since the date of the Acquisition Balance Sheet, the Company has been operated only in the ordinary course of business, and:

               (A) there has not occurred any event or circumstance that constitutes, or, To Sellers' Knowledge, could reasonably be expected to result in, a Material Adverse Effect;

               (B) there has not been any material change in the accounting policies or practices of the Company, including practices with respect to the payment of accounts payable or the collection of accounts receivable;

               (C) the Company has not declared nor paid any dividend or made any other distribution of any kind to its equity holders on or in respect of, and has not repurchased, redeemed, retired or otherwise acquired any shares of its capital stock or any options, warrants or other rights to purchase such stock;

               (D) the Company has not sold, assigned, transferred or subjected to any Lien, nor has committed to sell, assign, transfer or subject to any Lien, any tangible or intangible assets having a current book value in excess of $100,000 individually or in excess of $250,000 in the aggregate, except for sales of inventory in the ordinary course of business and except for Permitted Liens;

               (E) the Company has not purchased or leased, nor has committed to purchase or lease, any tangible or intangible asset having a fair market value of more than $100,000 individually or in excess of $250,000 in the aggregate, except ordinary course purchases of inventory and supplies;

               (F) the Company has not incurred any Indebtedness other than pursuant to the agreements, notes and instruments described on Schedule 4.23, nor assumed, guaranteed, or endorsed the Indebtedness of any other Person, nor canceled any debt owed to it or released any claim possessed by it other than in the ordinary course of business, except for any Indebtedness or claims for which adequate reserves have been established in the Audited Financial Statements;

               (G) the Company has not suffered any theft, damage, destruction or loss of or to any tangible asset or assets which loss has resulted in, or, To Sellers' Knowledge, could reasonably be expected to result in, a Material Adverse Effect;

               (H) the Company has not made, granted, nor committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant other than salary increases and bonuses in the ordinary course of business, nor any increase in any employee benefit plan or arrangement, and the Company has not amended nor terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

               (I) the Company has not made or permitted any material amendment, termination, waiver or lapse of any right of the Company under any material contract or Permit; and

               (J) the Company has not entered into any lease (as lessee) requiring payments in any year in excess of $25,000.

     4.7 Taxes.

         (a) All Tax Returns required by any governmental authority of any jurisdiction to be filed by the Company have been timely filed, and the returns which have been filed are accurate and complete in all material respects. All Taxes due pursuant to the Tax Returns or otherwise owed by the Company have been paid, other than Taxes which are not yet due or which, if due, are not delinquent. There are no Tax claims, audits or proceedings pending or, To Sellers' Knowledge, threatened in connection with the properties, business, income, expenses, net worth or corporate status of the Company. There are not currently in force any extensions of time with respect to the date on which any Tax Return is or was due to be filed by the Company, or any waivers or agreements binding upon the Company for the extension of time for the assessment or payment of any Tax. The Company has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6, as transferee or successor, by contract or otherwise.

         (b) During the three (3) years prior to Closing no claim has ever been made by any governmental authority in a jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to taxation by that authority.

         (c) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

         (d) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law).

         (e) The Company has made all payments of estimated Taxes, due pursuant to the Tax Returns or otherwise owed, as required under Code Section 6655 and any state, local or foreign law similar to the foregoing.

     4.8 Employees. The Company has withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same when due to the proper governmental authorities. There are no pending or, To Sellers' Knowledge, threatened controversies, grievances or claims by any employee or former employee of the Company with respect to his or her employment or any benefits incident thereto which would have a Material Adverse Effect. The Company is not a party to any collective bargaining agreement or employee grievance procedure or dispute resolution mechanism nor, To Sellers' Knowledge, is there pending or underway any union organizational activities or proceedings with respect to employees of the Company. Schedule 4.8 sets forth a complete list of all employees of the Company who, as of December 31, 2002, received or accrued total employment compensation of $100,000 or more in respect of the 12-month period then ended. There is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company's employees. There is no labor strike, slowdown or stoppage pending, or To Sellers' Knowledge, threatened against the Company.

     4.9 Employee Benefit Plans and Other Compensation Arrangements. Set forth on Schedule 4.9(i) is a list of all employee benefit plans (as defined in Section 3(3) of ERISA), employment agreements, other severance pay, salary continuation, bonus, incentive, stock option, restricted stock, stock unit, retirement, profit sharing or deferred compensation plans, contracts, programs or arrangements with respect to which the Company currently is or, during the three-year period preceding the date hereof has been, the sponsor, a party or obligated to make contributions or otherwise incur liability (the "Plans"). In addition:

         (a) none of the Plans is a multiemployer plan (as defined in ERISA);

         (b) all of the Plans that are intended to be tax-qualified under
     Section 401(a) of the Code are so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;

         (c) no reportable event (within the meaning of Section 4043 of ERISA) has occurred with respect to any Plan, excluding any such events for which the notice requirements have been waived under applicable Law;

         (d) all of the Plans have been operated in substantial compliance with their respective terms and all Laws, and all contributions from the Company required by Law or contract to any such Plan have been made;

         (e) none of the Plans provide medical benefits to Persons who are not employees of the Company, or their dependents, except as required by applicable Law (including Section 4980B of the Code);

         (f) the Company does not maintain any Plan under which it would be obligated to pay benefits or under which the amount of any such payment would be increased or the time of either the vesting of such benefit or the payment thereof would be accelerated because of the consummation of the transactions contemplated by this Agreement either alone or in combination with another event;

         (g) Except as set forth on Schedule 2.2.(b), which Schedule sets forth the transaction bonuses to be paid in connection with the transactions contemplated hereby, no employee of the Company is entitled to severance pay, a change of control payment or any other payment as a result of the transaction contemplated hereby;

         (h) The Company has complied in all material respects with the continuation health coverage requirements of Section (Section)4980B of the Code and Section 601 through 608 of ERISA;

         (i) The Company is not obligated, contingently or otherwise, to pay any amount (including the payment of the transaction bonuses set forth on Schedule 2.2(b) and the Option Spreads) which would be treated as a "parachute payment" as defined in Code Section 280G(b) (determined without regard to Code Section 280G(b)(2)(A)(ii));

         (j) There are no actions, suits, written notice of investigations or claims (other than routine claims for benefits) pending, or, To Sellers' Knowledge, threatened involving any Plan or the assets thereof and the Company has not received any written notice of any investigation by any governmental authority with respect to any Plan or the assets thereof;

         (k) With respect to each Plan, no "prohibited transaction" has occurred with respect to the Company or any of its employees as defined in Code
     Section 4975 or ERISA Section 406;

         (l) There are no Plans maintained by the Company subject to the requirements of Code Section 412 or Section 302 of ERISA;

         (m) The Company has not issued any written undertaking, or otherwise generally notified current or former employees of the Company of any intent or commitment, to create or implement any additional Plans for the benefit of any current or former employees of the Company or to materially amend, modify or terminate any existing Plan.

         Set forth on Schedule 4.9(ii) is a list of all other compensation arrangements providing for annual payments in excess of, or provision of benefits valued at more than $100,000. The Company has performed all obligations (including payment) required to be performed by it in connection with such arrangements except where the failure so to perform would not have a Material Adverse Effect.

     4.10 Environmental, Health and Safety Matters.

         (a) As used in this Section 4.10, the following terms shall have the following meanings:

               (i) "Hazardous Material" means any chemical, substance, waste, material, constituents, pollutant or contaminant at levels or concentrations which give rise to liability or is subject to regulation under Environmental Laws.

               (ii) "Environmental Laws" means any Law or other legal requirement pertaining to the environment including, without limitation, indoor air, surface waters, groundwater, land, soil, subsurface strata and natural resources such as flora, fauna and wetlands or the health or safety of the public or employees, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.(Sections) 9601 et seq. ("CERCLA"); RCRA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (Section)11011, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.(Sections)1801 et seq.; the Clean Air Act, 42 U.S.C.(Sections)7401 et seq. ("CAA"); the Clean Water Act, 33 U.S.C.(Sections)1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C.(Sections)651 et seq.; the Toxic Substances Control Act, 15 U.S.C.(Sections)2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C.(Section)401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C.(Section)2701, et seq.; each as amended; any state or local law similar to the foregoing; all regulations issued pursuant to the foregoing; all permits issued to the Company pursuant to the foregoing; and any other Law, past or present, pertaining to:

                    (A) the existence, cleanup and/or remedy of Hazardous
               Material on property;

                    (B) the emission or Release of any Hazardous Material into the environment, including, without limitation, into sewer systems or within buildings;

                    (C) the use, generation, transport, treatment, storage,
               disposal, removal or recovery of Hazardous Materials, including building materials;

                    (D) the control of Hazardous Materials; or

                    (E) worker or community protection.

         (b) During the period of the Company's ownership or occupancy of the Real Property, and, To Sellers' Knowledge, with respect to the period prior to the Company's ownership or occupancy of the Real Property:

               (i) there has been no treatment, storage, Release or threatened Release of any Hazardous Material at, on, under or from any of the Real Property;

               (ii) there have been no Hazardous Materials (other than those containerized, packaged or maintained in accordance with applicable Environmental Laws) located in, at, under or on any of the Real Property;

               (iii) there has been no disposal of any Hazardous Materials at any of the Real Property;

               (iv) there has been no arrangement for disposal or transport for disposal or treatment of any Hazardous Material by the Company at, on, or to any property or facility not owned by the Company, except in accordance with Environmental Laws;

               (v) the conduct of the business of the Company has been in substantial compliance with all Environmental Laws;

               (vi) To Sellers' Knowledge, the Company has not sent Hazardous Material to a site that, pursuant to any Environmental Law, has been placed on the National Priorities List promulgated under CERCLA or any similar state list;

               (vii) the Company is not involved in any suit or proceeding concerning, and has not received any written notice or request for information from any third party with respect to, a Release or threatened Release of any Hazardous Material or a violation or alleged violation of any Environmental Law.

         (c) To Sellers' Knowledge, there are no underground storage tanks or related piping, or surface impoundments located on, under or at any of the Real Property and no such tank or piping has been removed from any Real Property.

         (d) The Company is not conducting any investigation or other response or corrective action under any Environmental Law, nor is it obligated under any order, decree or agreement with any Person to do so.

         (e) The Company has not assumed, contractually or by operation of Law, any liabilities of any third party under any Environmental Law that constitutes, or, To Sellers' Knowledge, would reasonably be expected to have a Material Adverse Effect.

     4.11 Permits; Compliance with Laws. (a) Set forth on Schedule 4.11(a) is a list of all of the all licenses, permits, authorizations and certificates the Company possesses issued by any governmental authority which are required and sufficient under any Law with respect to the operation of the Company's business as presently conducted (collectively, "Permits"), except where the failure so to comply or to possess such a Permit does not constitute, or, To Sellers' Knowledge, could not reasonably be expected to have a Material Adverse Effect, or to involve payments of sums in excess of $100,000; (b) the Company has not received within the three-year period ending on the date of this Agreement any written notice from any Person alleging any noncompliance by the Company with any applicable Law which could reasonably be expected to result in a Material Adverse Effect; (c) there are no pending or, To Sellers' Knowledge, threatened terminations, expirations or revocations of any Permits which constitute, or, To Sellers' Knowledge, could reasonably be expected to result in a Material Adverse Effect; and (d) the Company is in compliance with all Laws and orders applicable to its business or employees conducting its business except where the failure so to comply does not constitute, or, To Sellers' Knowledge, could not reasonably be expected to have a Material Adverse Effect.

     4.12 Real and Personal Properties.

         (a) Schedule 4.12(a) identifies (i) all of the real property owned by the Company (collectively, the "Owned Real Property"), and (ii) all of the real property demised by leases or subleases (collectively, the "Leases") to the Company (collectively, the "Leased Real Property," and together with the Owned Real Property, the "Real Property"). The Real Property comprises all material real property interests used in the conduct of the business and operations of the Company as now conducted.

         (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the terms set forth therein, respectively. The Company is not in default under any Lease, and, To Sellers' Knowledge, no events have occurred and no circumstances exist which, if unremedied, and whether with or without notice or the passage of time or both, would result in such a default, except in each case for such defaults as would not have a Material Adverse Effect. Sellers have made available to Buyer a complete and accurate copy of each of the Leases, including all amendments thereto.

         (c) The Company owns, with good, valid, legal and marketable title, each parcel of Owned Real Property, and the Company owns each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified or described on Schedule 4.12(c), and except for Permitted Liens.

         (d) The Real Property is suitable for its present use.

         (e) The Personal Property is in good operating condition normal wear and tear excepted and, together with the intangible assets of the Company, is sufficient for the operation of the Company's business, in all material respects, as currently conducted by the Company.

         (f) Except for the leases indicated on Schedule 4.12(f), no Person, other than the Company, owns or primarily utilizes any material equipment of the Company.

     4.13 Accounts Receivable. The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Company represent valid obligations arising from sales actually made or services actually performed. The accounts receivable reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP consistently applied, and which include allowances for doubtful accounts. To Sellers' Knowledge, such accounts receivable are subject to no valid contest, claim or right of setoff other than returns and discounts in the ordinary course of business and all of such accounts receivable relate solely to sales of goods and services to customers of the Company, none of whom are Affiliates of the Company. Notwithstanding any other provision of this Agreement, Sellers make no representation or warranty with regard to the collectibility of any account or accounts receivable.

     4.14 Inventories. The inventories of raw materials, work-in-process and finished goods of the Company reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP consistently applied, and which include reserves for obsolete, slow-moving or below-standard-quality items. Notwithstanding any other provision of this Agreement, Sellers make no representation or warranty with regard to the salability of any inventory. The inventories do not consist of any item held on consignment and the inventories are owned free and clear of any Liens other than Permitted Liens.

     4.15 Intellectual Properties. Schedule 4.15(a) sets forth a complete list of all issued patents, registered trademarks, service marks, trade names, copyrights and any applications for any of the foregoing that are owned by, or are licensed to, the Company and that are used by the Company in the conduct of its business (collectively, "Intellectual Properties"). The Company has not received any written notice alleging that the Intellectual Properties infringe or violate any intellectual properties of any third party. To Sellers' Knowledge, the Company's Intellectual Property is not being infringed upon or violated in any material respect by any third party.

     4.16 Contracts. Schedule 4.16 lists all of the following written agreements to which the Company is a party and which are currently in effect:

               (i) contracts or group of related contracts, not arising in the ordinary course of business, which involve commitments to make capital expenditures or acquisitions or which provide for the purchase of goods or services by the Company from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of $50,000;

               (ii) contracts or group of related contracts, not arising in the ordinary course of business, which provide for the sale of goods or services by the Company and under which the undelivered balance of such goods or services has a sale price in excess of $50,000;

               (iii) contracts relating to the borrowing of money by the Company, to the granting by the Company of a Lien on any of its assets, or any guaranty by the Company of any obligation in respect of borrowed money or otherwise;

               (iv) contracts with dealers, distributors or sales representatives;

               (v) employment, confidentiality and non-competition agreements with any employee, officer, consultant or management advisor;

               (vi) contracts limiting the freedom of the Company to engage in any business anywhere in the world or compete with any person, or which require the Company to maintain the confidentiality of information;

               (vii) contracts pursuant to which the Company is a lessor or a lessee of, or holds or operates any tangible personal property owned by another Person, for which the aggregate annual rent or lease payments exceed $25,000;

               (viii) contracts pursuant to which the Company is a licensor or licensee of Intellectual Properties identified on Schedule 4.15(a);

               (ix) stock option contracts, warrants and convertible securities for the purchase or issuance of capital stock of the Company;

               (x) contracts restricting the transfer of capital stock of the Company, obligating the Company to issue or repurchase shares of its capital stock, or relating to the voting of stock or the election of directors of the Company;

               (xi) contracts or commitments for the purchase or sale of capital assets in excess of $50,000 individually; and

               (xii) material contracts not otherwise described above in this
         Section 4.16 with any shareholder, officer or director of the Company, or any Affiliate of any such Person.

The Company has made available to Buyer correct and complete copies of each contract identified on Schedule 4.16, including amendments thereto (collectively, the "Material Contracts"). The Company has performed all obligations (including payment) required to be performed by it pursuant to such contracts except where the failure so to perform does not, or, To Sellers' Knowledge, could not reasonably be expected to result in a Material Adverse Effect. In addition, no such breach results, or, To Sellers' Knowledge, would be reasonably be expected to result in payments to cure of $100,000 or more, and, To Sellers' Knowledge, there is no existing or threatened default under or violation of any of such contracts by any other party thereto. The Company has not released any of its material rights under any Material Contracts.

     4.17 Litigation. There are no actions, suits at law or in equity, arbitrations, proceedings or investigations pending or, To Sellers' Knowledge, threatened in writing against the Company that involve more than $10,000 in claims or damages individually or that challenge the legality of this Agreement or the transaction contemplated thereby.

     4.18 Product Warranty.

         (a) There have been no product warranty claims made against the Company in the past three (3) years which have had a Material Adverse Effect, and there are no pending product warranty claims which individually or in the aggregate would, or, To Sellers' Knowledge, could reasonably be expected to have a Material Adverse Effect. In addition, any such pending claims would not, or, To Sellers' Knowledge, could not reasonably be expected to result in payment involving individually or in the aggregate in excess of $100,000 nor To Sellers' Knowledge, are any such product warranty claims threatened against the Company. The Company has no material liability with respect to repair of products sold prior to Closing.

         (b) Except for products destroyed in the field and credits issued for returned products as set forth in the aggregate on Schedule 4.18(b) and except for normal replacement of products, each product the Company manufactured, sold, leased or delivered during the past three (3) years has been in conformity in all material respects with all applicable contractual commitments, regulatory requirements and all express and implied warranties. No product of the

Company manufactured, sold, leased or delivered is subject to any guaranty, warranty or other indemnity beyond the terms and conditions of sale and lease as established from time to time by each customer. Schedule 4.18(c) sets forth copies of examples of typical terms and conditions of sale or lease for the products of the Company (containing any guaranty, warranty and indemnity provisions); however, the particular terms and conditions applicable to any one customer vary.

     4.19 Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for McDonald Investments, Inc., whose fees and expenses will be paid by Sellers.

     4.20 Relations with Material Suppliers and Material Customers. No customer which accounted for more than ten percent (10%) of sales, and no supplier which accounted for more than ten percent (10%) of purchases, in the last fiscal year has delivered to the Company any written notice of the termination of its relationship with the Company or, To Sellers' Knowledge, indicated its intention to terminate its relationship with the Company.

     4.21 Absence of Unlawful Payments. No customer or supplier has requested of, or received from, the Sellers or the Company, in exchange for the promise of conducting, or continuing to conduct, business with the Company, any payment, favor, or arrangement that violates any Law or policy of the Company or, To Sellers' Knowledge, of such customer or supplier.

     4.22 Scope of Insurance Coverage, Good Standing of Policies and Absence of Uninsured Claims. Schedule 4.22 contains an accurate and complete list of all insurance policies owned, held by or applicable to the Company (or its assets or business), and Sellers have heretofore delivered to Buyer a true and complete copy of all such policies including all occurrence-based policies applicable to the Company (or its assets or business) for the one (1) year period prior to the Closing Date. All such policies are in full force and effect, all premiums that are due and payable with respect thereto covering the one (1) year period up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to such policies.

     4.23 Indebtedness. Schedule 4.23 sets forth a true, correct and complete list of all Indebtedness outstanding with respect to the Company as of the date of this Agreement, the amount (estimated if necessary) and the Person to whom such Indebtedness is owed.

     4.24 Disclaimer. Sellers do not make, and have not made, any representations or warranties relating to Sellers, the Company, or the business of the Company or otherwise in connection with the transaction contemplated hereby other than those expressly set forth herein. It is understood that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by any representative of Sellers (including, without limitation, McDonald Investments, Inc.) are not and shall not be deemed to be or to include representations or warranties of Sellers. No Person has been authorized by Sellers to make any representation or warranty relating to Sellers, the Company, or the business of the

Company or otherwise in connection with the transaction contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Sellers and shall not be deemed to have been made by Sellers.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Seller that the following statements contained in this Article 5 are true and correct.

     5.1 Organization; Authorization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith.

     5.2 Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Buyer in connection herewith will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity.

     5.3 Governmental Authorities; Consents. Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with Buyer's execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith, and such execution, delivery and performance will not violate any Law by which Buyer is bound. Except for the applicable provisions of the HSR Act, no consent, approval or authorization of any governmental authority or any other Person is required to be obtained by Buyer in connection with Buyer's execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith.

     5.4 Brokerage. Except for the fees payable to Heartland Industrial Partners, L.P., no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

     5.5 Investment Intent; Restricted Securities. Buyer is acquiring the Shares solely for Buyer's own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. Buyer understands and acknowledges that (a) none of the Shares have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Shares constitute "restricted securities" as defined in Rule 144 under the 1933 Act; (c) none of the Shares are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Shares and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired hereunder or any interest therein in any manner that may cause any Seller to be in violation of the 1933 Act or any applicable state securities Laws.

     5.6 Financing. Buyer has sufficient available sources of funds to permit Buyer to consummate the transactions contemplated by this Agreement.

     5.7 No Known Inaccuracies or Breaches. To Buyer's Knowledge, as of the date of this Agreement, there are no existing facts or circumstances that constitute an inaccuracy in, or breach of, any representation and warranty of Sellers contained in this Agreement that, based solely on the extent of Buyer's Knowledge as of the date of this Agreement, is or would have been sufficient or could reasonably be expected to be sufficient to serve as the basis for a valid claim for indemnity by Buyer against Sellers pursuant to Section 9.1 of the Agreement.

                                   ARTICLE 6
                               CLOSING DELIVERIES

     6.1 Sellers' Closing Deliveries. At the Closing, the Sellers or Sellers' Representative shall deliver to Buyer, or Buyer shall have received, the following:

               (i) evidence of the termination of the Lincap Management
         Agreement;

               (ii) evidence that all Stock Options have been terminated, that payments due in settlement thereof have been made out of the Purchase Price paid at Closing, and that all Company stock option plans have been terminated, in each case without any post-Closing cost or liability to the Company, Buyer or its Affiliates;

               (iii) all certificates for Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer reasonably satisfactory to Buyer;

               (iv) written resignations, effective as of the Closing, of each director of the Company;

               (v) evidence that all transaction bonuses enumerated on Schedule 2.2(b) have been paid out of the Purchase Price paid at Closing;

               (vi) evidence that the Company has redeemed, repurchased, retired or otherwise repaid all Indebtedness outstanding as of the Closing Date, and obtained payoff letters provided by the lenders or other holders of Indebtedness to the Company in connection with the repayment of all Indebtedness outstanding as of the Closing Date and any necessary UCC termination statements or other releases as may be required to evidence satisfaction of the Indebtedness.

               (vii) the Certificate of Incorporation and Code of Regulations of the Company certified as of the most recent practicable date by the Secretary of the State of Ohio;

               (viii) a certificate of the Secretary of the State of Ohio as to the good standing of the Company as of the most recent practicable date of the Company;

               (ix) original corporate record books and stock record books of the Company;

               (x) unaudited monthly financial statements of the Company for January, 2003;

               (xi) an employment agreement substantially in the form set forth in Exhibit A entered into between the Company and Executive; and

               (xii) Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an Exhibit, shall be in form and substance reasonably satisfactory to Buyer.

    6.2 Buyer's Closing Deliveries. At the Closing, the Buyer shall deliver to the Sellers' Representative the following:

               (i) The Purchase Price in accordance with Section 2.4;

               (ii) a certificate of the Secretary of the State of Delaware as to the good standing of the Buyer as of the most recent practicable date; and

               (iii) each other document required to be delivered to Sellers pursuant to this Agreement.

                                    ARTICLE 7
                                   THE CLOSING

     The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement (the "Closing Date") at the offices of Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114, or at such other place as to which Buyer and Sellers' Representative may agree in writing. The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in

Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same, it being understood that Sellers' Representative shall have the authority to waive on behalf of Sellers or any Seller any delivery required at or before the Closing by Buyer hereunder. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of the close of business on the Closing Date.

                                   ARTICLE 8
                       ADDITIONAL COVENANTS AND AGREEMENTS

  8.1 Covenants.

     8.1.1 Publicity. Any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by Sellers' Representative and Buyer, or as may be required by Law or by any governmental authority or regulatory authority.

     8.1.2 Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Sellers shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Sellers or the Company or their representatives or are otherwise expressly allocated to Sellers or the Company hereunder. No such expenses shall be accrued on the books of the Company as of the Closing.

     8.1.3 No Assignments. No assignment of any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that nothing shall prevent Buyer from assigning its right to purchase the Shares to one or more of its wholly owned subsidiaries, but without relieving Buyer from its obligations hereunder. .

     8.1.4 Access by Sellers. Buyer shall, for a period of five (5) years after the Closing Date, during normal business hours, provide Sellers' Representative and its designees with such access to the books and records of the Company and to the Real Property of the Company as may reasonably be requested by Sellers' Representative, who shall be entitled, at its expense, to make inspections of the Real Property and extracts and copies of the books and records of the Company, to permit Sellers' Representative to take all necessary or desirable action required (i) in connection with any matters pertaining to Taxes (including, without limitation, the preparation and filing of any Tax Return) with respect to Sellers and (ii) to achieve the Act 2 release. Buyer agrees that it shall not, during such 5-year period, destroy or cause or permit to be destroyed any material books or records pertaining to Taxes or the Act 2 release without first obtaining the consent of Sellers' Representative (or providing to Sellers' Representative notice of such intent and a reasonable opportunity to copy such books or records at least thirty (30) days prior to such destruction).

     8.1.5 Continuation of Indemnification. Buyer agrees that after the Closing, Buyer shall, or shall cause the Company to continue to, indemnify and hold harmless each of the

Company's present and former directors, officers, employees and agents, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of the Company or the status of such individual as a director, officer, employee or agent prior to the Closing, to the fullest extent permitted by any applicable Law. Buyer shall retain or include in the Articles or Certificate of Incorporation and By-Laws or Code of Regulations of the Company any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the Company's officers, directors, employees and agents, and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to such officers, directors employees and agents) provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Buyer shall cause the persons serving as officers and directors of the Company immediately prior to the Closing to be covered for a period of three (3) years from the Closing Date by the directors' and officers' liability insurance policy or extended discovery insurance maintained by the Company (provided that Buyer or the Company may substitute therefor policies of at least the same coverage and amounts and which contain terms and conditions that are, when taken as a whole, not less advantageous in any material respect to such directors and officers of the Company than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Closing Date which were committed by such officers and directors in their capacity as such; provided, however, that the Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (the "Current Premium"). If such premium for such insurance would at any time exceed 200% of the Current Premium, then the Company shall cause to be maintained policies of insurance which, in the Company's good faith determination, provide the maximum dollar loss coverage available at an annual premium equal to 200% of the Current Premium. If the Company merges into, consolidates with or transfers all or substantially all of its assets to another Person, then and in each such case, Buyer shall make and shall cause the Company to make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of Buyer and the Company under this Section 8.1.5. This Section
8.1.5 shall survive the Closing and continue for a period of six (6) years (except that the foregoing provision regarding Directors and Officers Liability Insurance shall apply for the three-year period applicable thereto) and is intended to benefit each director, officer, agent or employee who held such capacity immediately prior to the Closing and is either a party to an indemnification agreement with the Company or now or hereafter is entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Articles or Certificate of Incorporation or By-Laws or Code of Regulations as of the date hereof.

     8.1.6 Sellers' Representative. Sellers hereby designate the Sellers' Representative to execute any and all instruments or other documents on behalf of Sellers, and to do any and all other acts or things on behalf of Sellers, which the Sellers' Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder at or following the Closing. Without limiting the generality of the foregoing, Sellers' Representative shall have the full and exclusive authority to

(i) agree with Buyer with respect to any matter or thing required or deemed necessary by Sellers' Representative in connection with the provisions of this Agreement calling for the agreement of Sellers, give and receive notices on behalf of all Sellers, and act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this Agreement, all in the absolute discretion of Sellers' Representative, (ii) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Sellers' Representative to be necessary or advisable in connection with, this Agreement, and (iii) take all actions necessary or desirable in connection with the defense and/or settlement of any indemnification claims pursuant to Article 9 and performance of obligations under Article 2, including to withhold funds for satisfaction of post-Closing liabilities. Sellers shall cooperate with Sellers' Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by Sellers' Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers' Representative may communicate with any Seller or any other Person concerning his responsibilities hereunder, but it is not required to do so. Sellers' Representative has a duty to serve in good faith the interests of Sellers and to perform its designated role under this Agreement, but Sellers' Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. Sellers shall indemnify and hold harmless Sellers' Representative against any loss, expense (including reasonable attorney's fees) or other liability arising out of its service as Sellers' Representative under this Agreement, other than for harm directly caused by an act of willful misconduct. Sellers' Representative may resign at any time by notifying in writing Buyer and Sellers.

     8.1.7 Section 338 Election. Buyer shall not, and shall not permit the Company to make an election under Section 338 of the Code (or any corresponding election under state or local Laws) with respect to the purchase and sale contemplated hereunder

     8.1.8 Return of Tax Benefits; Section 280G Indemnity. In the event that payment in respect of the Option Spread or the transaction bonuses referred to in Section 2.2(b), either alone or together with any other payment or benefit (including, without limitation, accelerated vesting or payments of any benefits) results in "excess parachute payments" (as defined in Section 280G of the Code), then, to the extent thereof, (i) Buyer shall not be obligated to make any payment in respect of the Tax Benefits, (ii) Sellers shall promptly return to Buyer any Tax Benefit payment made to Sellers by Buyer, and (iii) Seller shall indemnify, defend and hold harmless Buyer from any Loss resulting from or arising out of the "excess parachute payments," including, without limitation, any gross-up obligation.

         8.1.9 Tax Matters.

         (a) Except to the extent provided in Sections 2.5.4 and 2.5.6(b) each of the Sellers agrees to indemnify the Buyer from and against Losses the Buyer may suffer resulting from, arising out of, relating to, in the nature of or caused by any liability of the Company for (x) Taxes of the Company, its predecessors or former subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date and (y) the unpaid Taxes of any Person (other than the Company its predecessors or former subsidiaries) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Notwithstanding anything to the contrary set forth herein, the Sellers' obligation to indemnify Buyer from and against Losses as set forth this Section 8.1.9(a) shall be subject to the limitations set forth in Section 9.2 of this Agreement.

         (b) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information (including historical Tax Returns) which are reasonably relevant to any such filing of Tax Returns, audit, litigation or other proceeding and the Buyer shall cause the Company to make its employees reasonably available to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records. The parties agree that the obligations of Sellers pursuant to the preceding sentence shall not apply to each Seller's personal Tax records. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and , if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns or other documentation.

         8.1.10 Assistance. Upon the reasonable request of Buyer, Sellers' Representative shall, and shall use its reasonable efforts to cause the Company's historical auditors to, during normal business hours, assist Buyer, at Buyer's sole expense, in the preparation of any historical financial statements of the Company which the Buyer may be required to file by applicable Law or as Buyer may otherwise reasonably require.

         8.1.11 Repayment of Cash. If there are any cash or cash equivalents at the Company (or held on behalf of the Company) as of the Closing Date which have not otherwise been transferred or credited to the Sellers, including any amounts remaining in any lockbox accounts of the Company as of the Closing Date, then Buyer shall pay over such amounts to Sellers' Account within five (5) business days of the Buyer's discovery thereof (solely to the extent such amounts do not constitute cash proceeds from accounts included in the current assets in the calculation of Closing Working Capital.

                                   ARTICLE 9
                                 INDEMNIFICATION

     9.1 Indemnification of Buyer. From and after the Closing, and subject to Sections 9.2 and 9.5, each Seller shall, severally and not jointly, indemnify Buyer and its Affiliates, officers, directors, employees and agents (collectively, the "Buyer Indemnitees"), against and hold the Buyer Indemnitees harmless from:

         (a) any Losses based upon, arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by such Seller in Article 3 or by Sellers in Article 4;

         (b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Sellers or Sellers' Representative herein; and

         (c) (i) any Losses based upon, arising out of or caused by any Indebtedness of the Company incurred prior to Closing and not paid off at or prior to Closing, and (ii) prior to the date on which the Commonwealth of Pennsylvania issues the Act 2 release (the "Statutory Release Date"), any Losses based upon, arising out of or caused by the issues disclosed in the Risk Assessment Report dated December 20, 2002 (the "Risk Assessment Report") with respect to the Sheffield, PA facility.

Notwithstanding the foregoing, each Seller is responsible for only those Losses under the preceding clause (a) based upon, arising out of or caused by any inaccuracy in, or breach of, representations and warranties made by that Seller in Article 3 and no Seller shall be obligated to indemnify Buyer Indemnitees for Losses under the preceding clause (a) based upon, arising out of or caused by any inaccuracy in, or breach of, any representation or warranty made by any other Seller in Article 3. Any several indemnification responsibilities shall be construed as being several to the extent of the relative economic ownership of the Shares or Stock Options, as applicable, held by the relevant Seller at the time of Closing in accordance with Schedule 2.6. Any Loss created by any act or omission by Sellers' Representative hereunder shall be deemed to be a Loss that is the several responsibility of the respective Sellers for purposes of this
Section 9.1. Sellers do not make and shall not be deemed to have made, nor is Buyer relying upon, any representation, warranty or covenant other than those representations, warranties and covenants that are expressly set forth in this Agreement.

     9.2 Limitations on Indemnification of Buyer Indemnitees. Notwithstanding any other provisions of this Agreement, the indemnification of Buyer Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.2.

         (a) Except as set forth below, any claim by a Buyer Indemnitee for indemnification pursuant to clause (a) of Section 9.1 of this Agreement shall be required to be made by delivering notice to Sellers' Representative no later than the expiration of eighteen (18) months after the Closing Date. Notwithstanding the foregoing, (i) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by any Seller in
     Article 3 or Section 4.2 [Capital Stock] or 4.4 [Noncontravention] may be made at any time; and (ii) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty contained in Section 4.7 [Taxes] may be made until the expiration of the applicable statute of limitations; and (iii) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty contained in
     Section 4.6(H) or 4.9 [Employee Plans and Other Compensation Arrangements] may be made for five (5) years after the Closing. In addition, any claim by a Buyer Indemnitee for indemnification pursuant to clause (b) of Section
     9.1 of this Agreement shall be required to be made by delivering notice to Sellers' Representative no later than the expiration of eighteen (18) months after Buyer or senior officers of the Company become aware of any breach or nonperformance of any covenant or obligation made or incurred by Sellers or Sellers' Representative. Notwithstanding anything in this
     Section 9.2 to the contrary, the foregoing time limitations shall not preclude a Buyer Indemnitee from providing notice of a potential claim within the applicable time limitation before any Loss has been suffered if the facts or circumstances giving rise to the potential Loss have been identified with reasonable specificity in the notice and the notice shall not be deficient by reason of the foregoing.

         (b) Except for (i) claims for indemnification in respect of breaches of representations and warranties contained in Article 3 or Section 4.2 [Capital Stock], 4.4 [Noncontravention] or 4.19 [Brokerage], or the covenants and agreements contained in Article 2 or any other covenants or agreements providing for the responsibility of the parties to pay any specific amounts (except for the Sellers' obligation to indemnify Buyer for Losses pursuant Section 8.1.9 which shall be subject to the limitations set forth in this Section 9.2(b)); or (ii) claims for indemnification under clause (c) of Section 9.1, Buyer Indemnitees shall not be entitled to indemnification under clause (a) or (b) of Section 9.1 until the aggregate amount of all of Buyer Indemnitees' claims for indemnification exceeds an amount equal to $250,000 (the "Indemnification Threshold") and thereafter Buyer Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold.

         (c) Except for (i) claims for indemnification in respect of breaches of representations and warranties contained in Article 3 or Section 4.2 [Capital Stock], 4.4 [Noncontravention] or 4.19 [Brokerage], or breaches of the covenants and agreements contained in Article 2 or willful breaches of any other covenants or agreements providing for the responsibility of the parties to pay specific amounts (except for Sellers' obligation to indemnify Buyer for Losses pursuant to Section 8.1.9 which shall be subject to the limitations set forth in this Section 9.2(c)); or (ii) for claims for indemnification under clause (c) of Section 9.1, the maximum indemnification amount to which Buyer Indemnitees may be entitled under clause (a) or (b) of Section 9.1 shall be an amount equal to five percent (5%) of the Enterprise Value (the "Aggregate Indemnification

     Limit"); provided, however, that (i) the maximum amount which Buyer Indemnitees may recover from any individual Seller with respect to any particular claim shall be limited to an amount equal to such Seller's pro rata share of such claim determined in accordance with the allocations set forth on Schedule 2.6 hereto, and (ii) the maximum amount which Buyer may recover from any individual Seller with respect to all claims asserted hereunder (in the aggregate) shall be limited to Seller's pro rata share of the Aggregate Indemnification Limit, determined in accordance with the allocations set forth on Schedule 2.6.

         (d) For purposes of this Agreement, Buyer shall not be entitled to "double recovery" with respect to any claim for indemnification. Buyer shall make the Company's books and records relating to such claims available to Sellers' Representative and make the Company's employees available for interviews and similar matters to assist Sellers' Representative with respect to such claims.

         (e) All claims for indemnification shall be limited to actual and incidental damages, liabilities, losses and expenses (including reasonable attorneys' and accounting fees) incurred without reference to any valuation methodology used by Buyer Indemnitees or Sellers. In the event that a Buyer Indemnitee makes a claim for indemnification which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Buyer Indemnitee shall bear all reasonable costs and expenses (including court costs and reasonable attorneys' and accounting fees), incurred by Sellers in investigating and defending against such claim.

         (f) Notwithstanding anything herein to the contrary, Buyer Indemnitees shall not be entitled to indemnification for any Loss relating to a breach of Section 4.10 (other than any Loss indemnified pursuant to Section 9.1(c)(ii) hereof or a willful or intentional misrepresentation or omission made To Sellers' Knowledge); it being understood that the Company shall look solely to the Pollution and Remediation Legal Liability Policy described on Schedule 4.22 for such matters.

     9.3 Indemnification of Sellers. From and after the Closing Date and subject to Sections 9.4 and 9.5, Buyer shall indemnify Sellers against and hold Sellers harmless from:

         (a) any Losses based upon, arising out of or caused by any inaccuracy in or breach of any of the representations and warranties made by Buyer in
     Article 5; and

         (b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein.

Buyer does not make and shall not be deemed to have made, nor is any Seller relying upon, any representation, warranty or covenant other than those representations, warranties and covenants which are expressly set forth in this Agreement.

     9.4 Limitations on Indemnification of Sellers. Notwithstanding any other provisions of this Agreement, the indemnification of Sellers provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.4.

         (a) Except as set forth below, any claim by Sellers for indemnification pursuant to this Agreement shall be required to be made by delivering notice to Buyer no later than the expiration of eighteen (18) months after the Closing Date. Notwithstanding the foregoing, any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by any Buyer in Sections 5.2 [Execution and Delivery; Enforceability], 5.3 [Governmental Authorities; Consents] or 5.5 [Investment Intent; Restricted Securities] may be made at any time.

         (b) Except for claims for indemnification in respect of breaches of representations and warranties contained in Sections 5.2 [Execution and Delivery; Enforceability], 5.3 [Governmental Authorities], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities], or the covenants and agreements contained in Article 2 or otherwise to be performed hereunder, Sellers shall be entitled to indemnification only to the extent that the aggregate amount of all of Sellers' claims for indemnification exceeds an amount equal to the Indemnification Threshold.

         (c) Except for claims for indemnification in respect of breaches of representations and warranties contained in Sections 5.2 [Execution and Delivery; Enforceability], 5.3 [Governmental Authorities], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities], or the covenants and agreements contained in Article 2 or otherwise to be performed hereunder, the maximum indemnification amount to which Sellers may be entitled shall be an amount equal to the Aggregate Indemnification Limit.

         (d) In the event that Sellers make a claim for indemnification which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Sellers shall bear all reasonable costs and expenses (including court costs and reasonable attorneys' and accounting fees), incurred by Buyer in investigating and defending against such claim.

     9.5 Procedures Relating to Indemnification.

         (a) Third-Party Claims. In order for a party (the "indemnitee") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnitee (a "Third-Party Claim"), such indemnitee must notify the party from whom indemnification hereunder is sought (the "indemnitor") in writing of the Third-Party Claim, within thirty (30) days after such claim or demand is first asserted or the indemnitee receives notice that such claim or demand is reasonably likely to be asserted. Such notice shall state in reasonable detail (to the extent known) the stated amount or stated estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties or covenants alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure (except that the indemnitor shall not be liable for any expenses incurred during the period in which the indemnitee failed to give such notice on a timely basis). Thereafter, the indemnitee shall deliver to the indemnitor without undue delay copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim.

         If a Third-Party Claim is made against an indemnitee, the indemnitor shall be entitled to participate, at its expense, in the defense thereof. Notwithstanding the foregoing, if the indemnitor irrevocably and unconditionally admits to the indemnitee in writing its obligation to indemnify the indemnitee therefor, the indemnitor may elect to assume and control the defense thereof with counsel selected by the indemnitor and reasonably satisfactory to the indemnitee. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense.

         If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor's request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnitor shall have assumed the defense of a Third-Party Claim, the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor's prior written consent (which consent shall not be unreasonably withheld). If the indemnitor shall have assumed the defense of a Third-Party Claim, (i) the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms obligates the indemnitor to pay the full amount of the liability in connection with such Third-Party Claim, and releases the indemnitee completely from any liability in connection with such Third-Party Claim, provided there is no direct financial impact on the indemnitee or its affiliates therefrom following such agreement and (ii) the indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the indemnitee of an injunctive or other equitable nature.

         (b) Other Claims. In the event any indemnitee should have a claim against any indemnitor under this Article 9 that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor reasonably promptly following discovery of any indemnifiable liability, loss, damage or expense, or of facts or circumstances reasonably likely to result in any such indemnifiable item, but in any event not later than the last date set forth in Section 9.2 or 9.4, as the case may be, for making such claim, but subject to the terms of such Sections. Such notice shall state in reasonable detail (to the extent known) the amount or an estimated amount of such claim, and shall specify the material facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. The absence of all facts and additional potential bases for a claim at the time notice is given shall not preclude pursuit of a claim on such additional bases. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any such liability, loss, damage or expense. If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.4.

     9.6 Limitation of Remedies. Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, Buyer and each Seller hereby waives on behalf of himself and all other Persons who might claim by, through or under him, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) which he or any such other Person may have against Sellers, a Seller, or Buyer, as the case may be, arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article 9).

                                   ARTICLE 10
                               CERTAIN DEFINITIONS

     When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this
Article 10, or elsewhere in this Agreement as indicated in this Article 10:

     "1933 Act" means the Securities Act of 1933, as amended, and the regulations thereunder.

     "Acquisition Balance Sheet" is defined in Section 4.5.

     An "Affiliate" of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, "control" of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

     "Aggregate Indemnification Limit" is defined in Section 9.2(c).

     "Agreement" means this Stock Purchase Agreement.

     "Audited Financial Statements" is defined in Section 4.5.

     "Buyer" means TriMas Company LLC, a Delaware limited liability company.

     "Closing" and "Closing Date" is defined in Article 7.

     "Closing Working Capital" is defined in Section 2.3.2.

     "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Company" means Highland Group Corporation, an Ohio corporation.

     "Current Premium" is defined in Section 8.1.5.

     "Enterprise Value" is defined in Section 2.2(a).

     "Environmental Laws" is defined in Section 4.10(a).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

     "Executive" means Craig Manchen.

     "Final Closing Balance Sheet" is defined in Section 2.5.4.

     "Final Post-Closing Adjustment" is defined in Section 2.5.4.

     "GAAP" means generally accepted accounting principles, as in effect in the United States either from time to time as applied to pre-Closing periods or as applied on the Closing Date, as appropriate, under the circumstances, and in either case, applied on a basis consistent with the Company's past practices.

     "Hazardous Material" is defined in Section 4.10(a).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

     "Indebtedness" of any Person means, without duplication (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,
(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.

     "Indemnification Threshold" is defined in Section 9.2(b).

     "indemnitee" and "indemnitor" are defined in Section 9.5(a).

     "Independent Accountants" is defined in Section 2.5.3.

     "Intellectual Properties" is defined in Section 4.15.

     "Law" means any common law and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or order.

     "Leased Real Property" is defined in Section 4.12(a).

     "Leases" is defined in Section 4.12(a).

     "Lien" means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, adverse claim, or any other title defect or restriction of any kind.

     "Lincap Management Agreement" means that certain Management Agreement, dated January 9, 1998, by and between Highland Group Corporation and Linsalata Capital Partners Fund II, L.P.

     "Loss" or "Losses" means any and all losses, liabilities, damages, costs, penalties, actions, notices of violation, and notices of liability and against any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation and legal expenses) net of any insurance proceeds and tax benefits in respect thereof.

     "Material Adverse Effect" means a material adverse effect on the business, condition, financial (or otherwise), assets, liabilities, or results of operations of the Company, but does not include any effect attributable to the economy generally or matters affecting the Company's industry as a whole.

     "Material Contracts" is defined in Section 4.16.

     "Option Holders" means the Sellers identified as such on Schedule 4.2.

     "Option Spread" means the amount by which (i) the aggregate value of all Shares issued or issuable upon the exercise in full of all of the Stock Options (as determined on the basis of the value of Share of the Company pursuant to this Agreement), exceeds (ii) the aggregate exercise price payable to the Company upon the exercise in full of all of the Stock Options, as calculated as of the Closing on Schedule 2.6 hereof.

     "Owned Real Property" is defined in Section 4.12(a).

     "Permits" is defined in Section 4.11.

     "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Company is not in default, (iii) Liens for current Taxes not yet due and payable, (iv) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, To Sellers' Knowledge, currently or may reasonably be expected to, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Company as presently conducted, (v) leases, subleases and similar agreements set forth on Schedule 4.12(a) or Schedule 4.16, (vi) easements, covenants, rights-of-way and other similar restrictions of record, (vii) any conditions that may be shown by a current, accurate survey or physical inspection of any Real Property made prior to Closing, and (viii) (A) zoning, building and other similar restrictions imposed by applicable Laws, (B) Liens that have been placed by any developer, landlord or other third party on property over which the

Company has easement rights or, on any Leased Real Property, under any lease of which the Company is in default, and subordination or similar agreements relating thereto, and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Real Property none of which, individually or in the aggregate, To Sellers' Knowledge, currently or may reasonably be expected to, materially impair the continued use and operation of such Real Property.

     "Person" means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

     "Plans" is defined in Section 4.9.

     "Pre-Closing Taxes" is defined in Section 2.5.4.

     "Preliminary Closing Balance Sheet" is defined in Section 2.5.1.

     "Preliminary Post-Closing Adjustment" is defined in Section 2.5.1.

     "Purchase Price" is defined in Section 2.2.

     "Real Property" is defined in Section 4.12(a).

     "Release" shall have the meaning assigned to such term at 42 U.S.C. Section 9601(22) without giving effect to exception (A) therein. .

     "Risk Assessment Report" is defined in Section 9.1(c).

     "Sellers' Disclosure Schedule" means the disclosure schedules annexed hereto and made a part hereof.

     "Seller's Respective Securities" is defined in Section 2.1.

     "Seller" means each Person identified on Schedule 4.2(a) as an owner of Shares. "Sellers" means all of such Persons.

     "Sellers' Account" is defined in Section 2.4.

     "Sellers' Representative" means FNL Management Corp., an Ohio corporation.

     "Shares" means any and all of the issued and outstanding common stock of the Company, without par value.

     "Shareholders' Agreement" means that certain agreement among the Company and its Shareholders, dated as of December 31, 1997.

     "Statutory Release Date" is defined in Section 9.1(c).

     "Stock Options" means each of the Stock Option Agreements identified on
Schedule 4.2, and all rights of the respective optionees thereunder.

     "Taxes" means (a) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts (including any single business tax), sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, capital stock, social security (or similar), unemployment, disability, real property, personal property, registration, estimated, environmental, windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalties, additional to tax or additional amounts, whether disputed or not, imposed by any governmental authority responsible for the imposition of any Tax, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for the payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (c) any liability for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether written or otherwise) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with the Internal Revenue Service or any other governmental authority, including any schedule or attachment thereto, and including any amendment thereof.

     "Third-Party Claim" is defined in Section 9.5.

     "To Buyer's Knowledge" means within the actual knowledge of Grant Beard and Todd Peters after a reasonable review of the due diligence reports provided by Buyer's counsel or accountants.

     "To Sellers' Knowledge" means within the actual knowledge of Craig Manchen, Robert Schuetz, Steve Flint and Denise Schultz after a reasonable review of the books and records of the Company.

     "Working Capital" is defined in Section 2.3.1.

     "Working Capital Target" is defined in Section 2.3.3.

                                   ARTICLE 11
                     CONSTRUCTION; MISCELLANEOUS PROVISIONS

     11.1 Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

         (a)  If to Buyer, to:

              TriMas Company, LLC

              39400 Woodward Avenue, Suite 130
              Bloomfield Hills, MI  48304
              Attention:  Grant Beard
              Telecopy Number: (248) 631-5455

              With a copy to:

              Cahill Gordon & Reindel
              80 Pine Street
              New York, NY  10005
              Attention: Jonathan Schaffzin, Esq. and Luis Penalver, Esq. Telecopy Number: (212) 269-5420


         (b) If to Sellers or to any Seller, to Sellers or such Seller in care of:

              FNL Management Corp.
              Landerbrook Corporate Center One
              Suite 280
              5900 Landerbrook Drive
              Mayfield Heights, Ohio  44124
              Telecopy Number:  (440) 684-0984

              With a copy to:

              Calfee, Halter & Griswold L.L.P.
              1400 McDonald Investment Center
              800 Superior Avenue
              Cleveland, Ohio 44114-2688
              Attention:  Joseph K. Juster, Esq.
              Telecopy Number:  (216) 241-0816

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers' Representative in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent or (iii) sent by facsimile transmission (electronically confirmed). Otherwise, notices shall be deemed to have been given when actually received at such address.

     11.2 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among Buyer and each Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

     11.3 Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

     11.4 Mediation, Jurisdiction and Venue.

         11.4.1 Mandatory Mediation. Unless and except to the extent otherwise expressly agreed in writing by Sellers' Representative and Buyer, in the event of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the parties shall be required to enter into mediation of such dispute or disagreement for a minimum of five (5) hours prior to the initiation of any action or proceeding against the other. Upon notice by either party to the other of the initiating party's desire to mediate, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model procedure for mediation of business disputes. The location for the mediation shall be in Cuyahoga County, Ohio, and the neutral third party will be selected from the CPR Panel of Neutrals applicable to such geographical area. If the parties encounter difficulty in agreeing on a Neutral, they will seek the assistance of CPR in the selection process. A mediation proceeding shall thereafter be scheduled at a time mutually convenient to the parties involved. The mediation shall be held within thirty
(30) days following the notification by a party of a desire for mediation. If the parties cannot agree on a date for mediation, then the CPR shall select a date it believes is reasonable for the parties, given all of the alleged conflicts in dates. The parties shall equally share the cost of the mediator.

         11.4.2 Jurisdiction and Venue. The parties agree that no action, suit or proceeding at law, in equity or otherwise which in any way arises out of or relates to this Agreement or the transactions contemplated hereby shall be brought prior to the parties' compliance with Section 11.4.1, and after such compliance, no such action, suit or proceeding shall be brought in any court other than a state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto.

     11.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, each Seller, and the respective successors and permitted assigns of Buyer and of each Seller.

     11.6 Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

     11.7 Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word "including" is intended and shall be construed to mean "including, without limitation".

     11.8 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     11.9 Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.

     11.10 Schedules and Exhibits. The schedules and exhibits referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all pertinent Schedules. Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement. All references in this document to "this Agreement" and the terms "herein," "hereof," "hereunder" and the like shall be deemed to include all of such schedules and exhibits.

     11.11 Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

     11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.



           {The remainder of this page was intentionally left blank.}

     IN WITNESS WHEREOF, Buyer and Sellers have executed and delivered this Stock Purchase Agreement, or have caused this Stock Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

                                 BUYER:

                                 TRIMAS COMPANY LLC


                                 By: /s/ Todd R. Peters
                                     -----------------------------------------
                                      Todd R. Peters
                                 Its: Executive Vice President and CFO

                                 SELLERS:

                                 LINSALATA CAPITAL PARTNERS FUND II, L.P.

                                 By: Catawba Partners, L.P., as general partner

                                 By: FNL Management Corp., as general partner

                                 By: /s/ Robert H. Weber
                                     -----------------------------------------
                                 Its: Vice President

                                 CARRERA PARTNERS, INC.

                                 By: /s/ Michael Sherwin
                                     -----------------------------------------
                                 Its: President

                                 ADLER INVESTMENTS LIMITED PARTNERSHIP

                                 By: Palm Springs, Inc., as general partner

                                 By: /s/ Illegible
                                     -----------------------------------------
                                 Its: President


                                 /s/ Craig Manchen
                                 ---------------------------------------------
                                 Craig Manchen
                                 and

                                 SELLERS' REPRESENTATIVE:

                                 FNL Management Corp., as Sellers'
                                 Representative and as Attorney-in-Fact for the Sellers who are Option Holders

                                 By: /s/ Robert H. Weber
                                     -------------------------------------------

                                 Its: Vice President
                                     -------------------------------------------